SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

C3.ai, Inc.

(Name of Issuer)

Class A Common Stock, $0.001 par value per share

(Title of Class of Securities)

12468P 104

(CUSIP Number)

December 31, 2020

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thomas M. Siebel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,313,233 (See Item 4 herein)
	6	SHARED VOTING POWER 395,512 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 25,708,745 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,401,872 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.9% of Common Stock (20.7% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel Living Trust u/a/d 7/27/93, as amended
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 14,087,815 (See Item 4 herein)
	6	SHARED VOTING POWER 0 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 14,087,815 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,087,815 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.96% of Common Stock (12.38% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Siebel Asset Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 170,294 (See Item 4 herein)
	6	SHARED VOTING POWER 0 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 170,294 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 170,294 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.17% of Common Stock (0.17% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Siebel Asset Management III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 72,695 (See Item 4 herein)
	6	SHARED VOTING POWER 0 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 72,695 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,695 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.07% of Common Stock (0.07% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) First Virtual Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 509,216 (See Item 4 herein)
	6	SHARED VOTING POWER 0 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 509,216 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 509,216 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.50% of Common Stock (0.01% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2011 Irrevocable Children’s Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,237,115 (See Item 4 herein)
	6	SHARED VOTING POWER 0 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 1,237,115 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,237,115 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.23% of Common Stock (1.27% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2013 Annuity Trust I u/a/d 10/8/2013
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 43,378 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 43,378 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,378 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.04% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2013 Annuity Trust II u/a/d 10/8/2013
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 43,378 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 43,378 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,378 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.04% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2014 Annuity Trust I u/a/d 10/22/2014
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 82,582 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 82,582 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,582 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2014 Annuity Trust II u/a/d 10/22/2014
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 82,582 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 82,582 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 82,582 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2017 Annuity Trust I u/a/d 11/28/2017
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 23,914 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 23,914 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,914 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2017 Annuity Trust II u/a/d 11/28/2017
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 23,914 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 23,914 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,914 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2018 Annuity Trust I u/a/d 12/13/2018
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 18,623 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 18,623 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,623 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2018 Annuity Trust II u/a/d 12/18/2018
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 18,623 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 18,623 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,623 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% of Common Stock (%0.00 of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2020 Annuity Trust I u/a/d 3/4/2020
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 19,009 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 19,009 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,009 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2020 Annuity Trust II u/a/d 3/4/2020
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 19,009 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 19,009 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,009 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2020 Annuity Trust I u/a/d 12/3/2020
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 10,250 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 10,250 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,250 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Siebel 2020 Annuity Trust II u/a/d 12/3/2020
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 (See Item 4 herein)
	6	SHARED VOTING POWER 10,250 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 10,250 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,250 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01% of Common Stock (0.00% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 12468P 104

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Patricia A. House
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 509,216 (See Item 4 herein)
	6	SHARED VOTING POWER 0 (See Item 4 herein)
	7	SOLE DISPOSITIVE POWER 509,216 (See Item 4 herein)
	8	SHARED DISPOSITIVE POWER 0 (See Item 4 herein)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 509,216 (See Item 4 herein)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.50% of Common Stock (0.01% of Class A Common Stock) (See Item 4 herein)
12	TYPE OF REPORTING PERSON* IN

Item 1.

(a) Name of Issuer

C3.ai, Inc.

(b) Address of Issuer’s Principal Executive Offices

1300 Seaport Blvd, Suite 500

Redwood City, CA 94063

Item 2.

(a) Name of Person Filing

Thomas M. Siebel (“Thomas M. Siebel”)

Siebel Living Trust 1993 Revocable Trust (“Living Trust”)

Siebel Asset Management, L.P. (“SAM”)

Siebel Asset Management III, L.P. (“SAM III”)

First Virtual Holdings, LLC (“First Virtual”)

The Siebel 2011 Irrevocable Children’s Trust (“Children’s Trust”)

The Siebel 2013 Annuity Trust I u/a/d 10/8/2013 (“2013 AT I”)

The Siebel 2013 Annuity Trust II u/a/d 10/8/2013 (“2013 AT II”)

The Siebel 2014 Annuity Trust I u/a/d 10/22/2014 (“2014 AT I”)

The Siebel 2014 Annuity Trust II u/a/d 10/22/2014 (“2014 AT II”)

The Siebel 2017 Annuity Trust I u/a/d 11/28/2017 (“2017 AT I”)

The Siebel 2017 Annuity Trust II u/a/d 11/28/2017 (“2017 AT II”)

The Siebel 2018 Annuity Trust I u/a/d 12/13/2018 (“2018 AT I”)

The Siebel 2018 Annuity Trust II u/a/d 12/18/2018 (“2018 AT II”)

The Siebel 2020 Annuity Trust I u/a/d 3/4/2020 (“2020 AT I”)

The Siebel 2020 Annuity Trust II u/a/d 3/4/2020 (“2020 AT II”)

The Siebel 2020 Annuity Trust III u/a/d 12/3/2020 (“2020 AT III”)

The Siebel 2020 Annuity Trust IV u/a/d 12/3/2020 (“2020 AT IV”)

Patricia A. House

(b) Address of Principal Business Office or, if none, Residence

c/o C3.ai, Inc.

1300 Seaport Blvd, Suite 500

Redwood City, CA 94063

(c) Citizenship

Thomas M. Siebel	California
Living Trust	California
SAM	California
SAM III	California
First Virtual	California
Children’s Trust	California
2013 AT I	California
2013 AT II	California
2014 AT I	California
2014 AT II	California
2017 AT I	California
2017 AT II	California
2018 AT I	California
2018 AT II	California
2020 AT I	California

2020 AT II	California
2020 AT III	California
2020 AT IV	California
Patricia A. House	California

(d) Title of Class of Securities

Class A Common Stock, $0.001 par value per share

(e) CUSIP Number

12468P 104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: NOT APPLICABLE.

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

As of December 31, 2020: 3,425,800 shares of the Issuer’s Class B Common Stock and 22,282,945 shares of the Issuer’s Class A Common Stock, of which (a) 2,175,666 shares of Class A Common Stock were held by Mr. Siebel, (b) 2,030,288 shares of Class B Common Stock and 12,057,527 shares of Class A Common Stock were held by Living Trust, for which Mr. Siebel serves as trustee, (c) 170,294 shares of Class A Common Stock were held by SAM, for which Mr. Siebel serves as the general partner, (d) 72,695 shares of Class A Common Stock were held by SAM III, for which Mr. Siebel serves as the general partner, (e) 500,000 shares of Class B Common Stock and 9,216 shares of Class A Common Stock were held by First Virtual, for which Mr. Siebel serves as Chairman, (f) 1,237,115 shares of Class A Common Stock were held Children’s Trust of which Mr. Siebel is trustee, (g) 43,378 shares of Class A Common Stock were held by 2013 AT I, of which Mr. Siebel is trustee, (h) 43,378 shares of Class A Common Stock were held by 2013 AT II, of which Mr. Siebel is trustee, (i) 82,582 shares of Class A Common Stock were held by 2014 AT I, of which Mr. Siebel is trustee, (j) 82,582 shares of Class A Common Stock were held by 2014 AT II, of which Mr. Siebel is trustee, (k) 23,914 shares of Class A Common Stock were held by 2017 AT I, of which Mr. Siebel is trustee, (l) 23,914 shares of Class A Common Stock were held by 2017 AT II, of which Mr. Siebel is trustee, (m) 18,623 shares of Class A Common Stock were held by 2018 AT I, of which Mr. Siebel is trustee, (n) 18,623 shares of Class A Common Stock were held by 2018 AT II, , of which Mr. Siebel is trustee, (o) 19,009 shares of Class A Common Stock were held by 2020 AT I, of which Mr. Siebel is trustee, (p) 19,009 shares of Class A Common Stock were held by 2020 AT II, , of which Mr. Siebel is trustee, (q) 10,250 shares of Class A Common Stock were held by 2020 AT III, of which Mr. Siebel is trustee, (r) 10,250 shares of Class A Common Stock were held by 2020 AT IV, of which Mr. Siebel is trustee, (s) 500,000 shares of Class B Common Stock and 9,216 shares of Class A Common Stock were held by Patricia A. House, over which Mr. Siebel holds an irrevocable proxy pursuant to a voting agreement between Mr. Siebel and Ms. House, (t) 6,551,216 shares of Class A Common Stock that could be issued to Mr. Siebel in connection with the exercise of stock options within 60 days of December 31, 2020. The Class B Common Stock is convertible at the holder’s option into the Issuer’s Class A Common Stock on a 1-for-1 basis. The holders of Class B Common Stock are entitled to 50 votes per share and the holders of Class A Common Stock are entitled to one vote per share.

(b) Percent of class:

Based on (i) 97,420,005 shares of the Issuer’s Class A Common Stock issued and outstanding and (ii) 3,499,992 shares of the Issuer’s Class B Common Stock (together with the Class A Common Stock, the “Common Stock”) issued and outstanding, in each case, as of December 31, 2020, as reported by the Issuer, and the information set forth in (a) above:

(A)

Mr. Siebel beneficially owned 23.9% of the Issuer’s outstanding Common Stock, representing 69.4% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 20.7% of the Issuer’s outstanding Class A Common Stock; (treating only shares of Class A Common Stock beneficially owned by Mr. Siebel as converted for purposes of computing this percentage);

(B)

Living Trust beneficially owned 13.96% of the Issuer’s outstanding Common Stock, representing 41.69% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 12.38% of the Issuer’s outstanding Class A Common Stock;

(C)

SAM beneficially owned 0.17% of the Issuer’s outstanding Common Stock, representing 0.06% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.17% of the Issuer’s outstanding Class A Common Stock;

(D)

SAM III beneficially owned 0.07% of the Issuer’s outstanding Common Stock, representing 0.03% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.07% of the Issuer’s outstanding Class A Common Stock;

(E)

First Virtual beneficially owned 0.50% of the Issuer’s outstanding Common Stock, representing 9.18% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.01% of the Issuer’s outstanding Class A Common Stock;

(F)

Children’s Trust beneficially owned 1.23% of the Issuer’s outstanding Common Stock, representing 0.45% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 1.27% of the Issuer’s outstanding Class A Common Stock;

(G)

2013 AT I beneficially owned 0.04% of the Issuer’s outstanding Common Stock, representing 0.80% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(H)

2013 AT II beneficially owned 0.04% of the Issuer’s outstanding Common Stock, representing 0.80% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.0% of the Issuer’s outstanding Class A Common Stock;

(I)

2014 AT I beneficially owned 0.08% of the Issuer’s outstanding Common Stock, representing 1.52% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(J)

2014 AT II beneficially owned 0.08% of the Issuer’s outstanding Common Stock, representing 1.52% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(K)

2017 AT I beneficially owned 0.02% of the Issuer’s outstanding Common Stock, representing 0.44% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(L)

2017 AT II beneficially owned 0.02% of the Issuer’s outstanding Common Stock, representing 0.44% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(M)

2018 AT I beneficially owned 0.02% of the Issuer’s outstanding Common Stock, representing 0.34% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(N)

2018 AT II beneficially owned 0.02% of the Issuer’s outstanding Common Stock, representing 0.34% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(O)

2020 AT I beneficially owned 0.02% of the Issuer’s outstanding Common Stock, representing 0.35% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(P)

2020 AT II beneficially owned 0.02% of the Issuer’s outstanding Common Stock, representing 0.35% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(Q)

2020 AT III beneficially owned 0.01% of the Issuer’s outstanding Common Stock, representing 0.19% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock;

(R)

2020 AT IV beneficially owned 0.1% of the Issuer’s outstanding Common Stock, representing 0.19% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.00% of the Issuer’s outstanding Class A Common Stock; and

(S)

Ms. House beneficially owned 0.50% of the Issuer’s outstanding Common Stock, representing 9.18% of the total voting power of the Issuer’s outstanding Common Stock, and beneficially owned 0.01% of the Issuer’s outstanding Class A Common Stock.

(c)	Number of shares as to which the person has:

Sole power to vote or to direct the vote:

Thomas M. Siebel	25,708,745
Living Trust	14,087,815
SAM	170,294
SAM III	72,695
First Virtual	509,216
Children’s Trust	1,237,115
2013 AT I	0
2013 AT II	0
2014 AT I	0
2014 AT II	0
2017 AT I	0
2017 AT II	0
2018 AT I	0
2018 AT II	0
2020 AT I	0
2020 AT II	0
2020 AT III	0
2020 AT IV	0
Patricia House	509,216

(ii)	Shared power to vote or to direct the vote:

Thomas M. Siebel	0

Living Trust	0
SAM	0
SAM III	0
First Virtual	0
Children’s Trust	0
2013 AT I	43,378
2013 AT II	43,378
2014 AT I	82,582
2014 AT II	82,582
2017 AT I	23,914
2017 AT II	23,914
2018 AT I	18,623
2018 AT II	18,623
2020 AT I	19,009
2020 AT II	19,009
2020 AT III	10,250
2020 AT IV	10,250
Patricia House	0

(iii)	Sole power to dispose or to direct the disposition of:

Thomas M. Siebel	25,708,745
Living Trust	14,087,815
SAM	170,294
SAM III	72,695
First Virtual	509,216
Children’s Trust	1,237,115
2013 AT I	43,378
2013 AT II	43,378
2014 AT I	82,582
2014 AT II	82,582
2017 AT I	23,914
2017 AT II	23,914
2018 AT I	18,623
2018 AT II	18,623
2020 AT I	19,009
2020 AT II	19,009
2020 AT III	10,250
2020 AT IV	10,250
Patricia House	509,216

(iv)	Shared power to dispose or to direct the disposition of:

Thomas M. Siebel	0
Living Trust	0
SAM	0
SAM III	0
First Virtual	0
Children’s Trust	0
2013 AT I	0
2013 AT II	0
2014 AT I	0
2014 AT II	0
2017 AT I	0
2017 AT II	0
2018 AT I	0
2018 AT II	0
2020 AT I	0

2020 AT II	0
2020 AT III	0
2020 AT IV	0
Patricia House	0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 16, 2021

Thomas M. Siebel

/s/ Thomas M. Siebel

The Siebel Living Trust u/a/d 7/27/93, as amended

/s/ Thomas M. Siebel
By:	Thomas M. Siebel, Trustee of The Siebel Living Trust u/a/d 7/27/93, as amended

Siebel Asset Management, L.P.

/s/ Thomas M. Siebel
By:	Thomas M. Siebel, Trustee of The Siebel Living Trust u/a/d 7/27/93, as amended
Its:	General Partner

Siebel Asset Management III, L.P.

/s/ Thomas M. Siebel
By:	Thomas M. Siebel, Trustee of The Siebel Living Trust u/a/d 7/27/93, as amended
Its:	General Partner

The Siebel 2011 Irrevocable Children’s Trust

/s/ Thomas M. Siebel
By:	Thomas M. Siebel, Co-Trustee

First Virtual Holdings, LLC

/s/ Thomas M. Siebel
By:	Thomas M. Siebel, Chairman

The Siebel 2013 Annuity Trust I u/a/d 10/08/2013

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2013 Annuity Trust I u/a/d 10/08/2013

The Siebel 2013 Annuity Trust II u/a/d 10/08/2013

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2013 Annuity Trust II u/a/d 10/08/2013

The Siebel 2014 Annuity Trust I u/a/d 10/22/2014

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2014 Annuity Trust I u/a/d 10/22/2014

The Siebel 2014 Annuity Trust II u/a/d 10/22/2014

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2014 Annuity Trust II u/a/d 10/22/2014

The Siebel 2017 Annuity Trust I u/a/d 11/28/2017

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2017 Annuity Trust I u/a/d 11/28/2017

The Siebel 2017 Annuity Trust II u/a/d 11/28/2017

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2017 Annuity Trust II u/a/d 11/28/2017

The Siebel 2018 Annuity Trust I u/a/d 12/13/2018

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2018 Annuity Trust I u/a/d 12/13/2018

The Siebel 2018 Annuity Trust II u/a/d 12/18/2018

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2018 Annuity Trust II u/a/d 12/18/2018

The Siebel 2020 Annuity Trust I u/a/d 3/4/2020

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2020 Annuity Trust I u/a/d 3/4/2020

The Siebel 2020 Annuity Trust II u/a/d 3/4/2020

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2020 Annuity Trust II u/a/d 3/4/2020

The Siebel 2020 Annuity Trust I u/a/d 12/3/2020

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2020 Annuity Trust III u/a/d 12/3/2020

The Siebel 2020 Annuity Trust II u/a/d 12/3/2020

/s/ Eric C. Jensen
By:	Eric C. Jensen, Special Trustee of The Siebel 2020 Annuity Trust IV u/a/d 12/3/2020